AVID TECHNOLOGY, INC.
                              ---------------------
                        CONSULTING AGREEMENT - INDIVIDUAL
                        ---------------------------------


This Agreement is made this 25th day of July, 2005 by and between Avid Technology, Inc., a Delaware corporation with principal offices at Avid Technology Park, One Park West, Tewksbury, Massachusetts 01876 ("AVID") and Jay Anderson, an individual residing at the address set forth on the signature page hereto ("CONSULTANT").

1.      Position and Responsibilities:
        ------------------------------

1.1 Consultant agrees to serve as a consultant for Avid and perform the services set forth in each Avid Consulting Work Order attached to this Agreement ("Work Order"). Avid and Consultant may have multiple Work Orders associated with this Agreement.

1.2 The parties agree that Avid shall have approval of the activities set forth in each Work Order, including any acceptance criteria, final approval, and deadlines. Consultant agrees to abide by the specifications and schedule as set forth in each Work Order. Consultant agrees to abide by Avid standard employee guidelines, including, but not limited to, Avid's security policies.

2.      Term and Termination:
        ---------------------

2.1 The initial term of this Agreement shall begin on the date of the closing of the acquisition of Pinnacle Systems, Inc. by Avid and continue through December 31, 2005.

2.2 Avid may terminate this Agreement at any time without cause upon fourteen (14) calendar days prior written notice to Consultant, provided, that if Avid terminates this Agreement prior to October 31, 2005, Consultant shall be entitled to be paid through October 31, 2005. Such payment shall constitute full settlement of any and all claims of the Consultant of every description against Avid. Notwithstanding the foregoing, Avid may terminate this Agreement effective immediately for "cause", which shall mean misconduct, including but not limited to (1) participation in a fraud or act of dishonesty against Avid; (2) willful breach of any Avid policy; (3) intentional damage to Avid's property;
        (4) material breach of this Agreement or (5) failure by you to substantially perform your duties for Avid (other than any such failure resulting from your incapacity due to physical or mental illness).

3.      Compensation:
        -------------

3.1 As sole and complete consideration for the services provided under any Work Order, Avid shall pay Consultant the amounts set forth in such Work Order and all amounts shall be due and payable as provided in such Work Order.

4.      Confidential Information:
        -------------------------

4.1 Consultant agrees to keep confidential and not disclose or make any use of, either during or subsequent to this Agreement, any Inventions (as defined in Section 5.1), trade secrets, confidential information, knowledge, data or other information of Avid relating to products,


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        processes, know-how, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, or other subject matter pertaining to any business of Avid or any of its affiliates, customers, or suppliers, or of any other third parties who may have disclosed or entrusted such information to Avid, which Consultant may learn, obtain, produce, or otherwise acquire during the course of this consulting relationship (collectively, "Confidential Information"), except as herein provided. The parties agree that no information shall be subject to the Confidential Information provisions of this Agreement if Consultant can prove, using tangible evidence, that subsequent to the receipt thereof (i) it has been published by Avid or disclosed by Avid to others without restriction, (ii) it has been lawfully obtained by Consultant from another source, provided such other source did not receive it due to a breach of this Agreement or any other agreement,
        (iii) it otherwise has come within the public knowledge or become generally known to the public through no breach of any agreement; or
        (iv) it has been independently developed by the Consultant without reference to or use of the Confidential Information.

4.3 In the event this consulting arrangement with Avid terminates for any reason whatsoever, or upon Avid's request, Consultant agrees to promptly surrender and deliver to Avid all Confidential Information, which Consultant may have obtained from Avid or produced for Avid during the course of the consulting arrangement, and further Consultant agrees not to take with him/her any description containing or pertaining to any Confidential Information, which Consultant may obtain or produce during the course of this consulting arrangement.

5.      Inventions:
        -----------

5.1 For the purposes of this Agreement, "Inventions" shall mean all discoveries, processes, designs, technologies, devices, or improvements in any of the foregoing or other ideas, whether or not patentable and whether or not reduced to practice, made or conceived by Consultant (whether solely or jointly with others) during the period of this Agreement, which relate specifically to Avid's business, work, or research and development, or to any work performed by Consultant for or on behalf of Avid. Consultant agrees to keep and maintain adequate and current written records of all Inventions made by Consultant (in the form of notes, sketches, drawings and other records as may be specified by Avid), which records shall be available to and remain the sole property of Avid at all times.

5.2 Consultant hereby acknowledges and agrees that Avid is the exclusive owner of all Inventions. In order to protect Avid's rights to such Inventions, Consultant hereby irrevocably assigns and agrees to assign all of his/her right, title and interest in and to all Inventions to Avid. Consultant acknowledges and agrees that all copyrightable Inventions shall be "works made for hire" as that term is defined in the United States Copyright Act (17 U.S.C., Section 101), and shall be exclusively owned by Avid. Consultant agrees to promptly disclose any and all Inventions to Avid in order to permit Avid to enforce its proprietary rights to any such Inventions in accordance with this Agreement.

5.3 Any discovery, process, design, technology, device, or improvement in any of the foregoing or other ideas, whether or not patentable and whether or not reduced to practice, made or conceived by Consultant (whether solely or jointly with others) which Consultant develops entirely on his/her own time not using any of Avid's equipment,


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        supplies, facilities, or trade secret information ("Personal Invention")
        is excluded from this Agreement provided such Personal Invention: (a) does not relate to the actual or demonstrably anticipated business, research and development of Avid, and (b) does not result, directly or indirectly, from any work performed by Consultant for Avid.

5.4 Upon request, Consultant agrees to assist Avid or its nominee (at Avid's expense) in every reasonable way, at any time, to obtain for Avid's exclusive benefit, patents and copyrights for Inventions in any and all countries. Such patents and copyrights shall be and remain the sole and exclusive property of Avid or its nominee. Consultant agrees to perform such lawful acts as Avid deems necessary to allow it to exercise all right, title and interest in and to such patents and copyrights. Further, Consultant agrees to execute, acknowledge and deliver to Avid or its nominee upon request and at Avid's expense all documents, including assignments of title, patent or copyright applications, assignments of such applications, assignments of patents or copyrights upon issuance, as Avid may determine necessary or desirable to protect Avid's or its nominee's interest in Inventions, and/or to use in obtaining patents or copyrights in any and all countries and to vest title thereto in Avid or its nominee to any of the foregoing.

5.5 Consultant acknowledges that Avid from time to time may have agreements with other persons or with the U.S. Government or agencies thereof, which impose obligations or restrictions on Avid regarding Inventions made during the course of work thereunder or regarding the confidential nature of such work. Consultant agrees to be bound by all such obligations and restrictions to the extent that they are disclosed to Consultant and further to take all action necessary to discharge Avid's obligations thereunder.

6.      No Conflicting Agreements; Other Activities during Employment:
        --------------------------------------------------------------

6.1 Consultant represents, warrants and covenants that his/her obligations to Avid will not conflict with, be constrained by, or constitute a breach of any prior, current or future consulting or other agreements, whether written or oral. Consultant further represents, warrants and covenants that he/she will neither disclose to Avid, nor induce Avid to use, any confidential or proprietary information or material belonging to any third party, in his/her performance of this Agreement.

6.2 Consultant agrees to devote his/her efforts to providing the services specified in any Work Order. Consultant agrees not to take on outside duties that would conflict with, or hinder, his/her ability to perform under this Agreement. If Consultant currently has any outside employment or directorships, Consultant shall list them in Exhibit A attached hereto and keep such Exhibit up to date throughout the term of this Agreement as necessary. If no Exhibit A is attached, then Consultant represents that he/she has no such outside employment or directorships.

7. License to Consultant Materials: To the extent that Consultant incorporates any pre-existing Consultant technology or intellectual property into the work performed or products delivered by Consultant to Avid, Consultant hereby grants Avid a worldwide, non-exclusive, transferable, perpetual, fully paid-up and royalty free license to use such Consultant technology or intellectual property as embodied in any work performed or products delivered to the extent necessary for Avid to

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        license, market, distribute, sell, and otherwise make full use of the work performed or products delivered alone or in combination with other technology as part of Avid's business.

8. Post Consulting Activities: In consideration of Avid's agreement to make the payments offered hereunder, Consultant agrees not to, at any time during the one-year period following the earlier of (a) termination of this Agreement or (b) December 31, 2005, either directly or indirectly, solicit or recruit (a) any employee of Avid, including any Avid subsidiary, to leave his or her employment with Avid or (b) any Avid client to terminate or reduce their business relationship with Avid. Consultant agrees to make the provisions of this Section 8 known to each of employers, and to each organization to which Consultant deliver services, through such one year period.

9. Exclusion Of Damages: IN NO EVENT SHALL AVID BE LIABLE TO CONSULTANT FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, OR INCIDENTAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF DATA, LOSS OF USE, OR LOST PROFIT DAMAGES, ARISING UNDER THIS AGREEMENT OR CONSULTANT'S WORK FOR AVID, REGARDLESS OF WHETHER AVID HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES.

10.     General:
        --------

10.1 Neither this Agreement nor any rights or benefits hereunder may be assigned by Consultant and any attempt to do so shall be null and void.

10.2 Consultant and Avid agree that if any provision of this Agreement is held to be invalid, illegal, or unenforceable, for any reason, such provision will be revised to the extent necessary to make it enforceable and this revision will not affect the other provisions of this Agreement.

10.3 Sections 4, 5, 7, 8, 9 and 10 of this Agreement shall survive the expiration or termination of this Agreement.

10.4 Notices under this Agreement shall be given by personal delivery, courier service, or registered or certified mail, return receipt requested. The date of personal delivery of such notice, or one (1) business day after the date on which such notice is sent via courier service, or three (3) business days after such notice is mailed, shall be deemed to be the delivery date.

10.5 No waiver of any right under this Agreement shall be effective unless in writing, signed by the party charged with such waiver, and no waiver of any right arising from any breach or failure to perform shall be deemed to be a waiver of any future such right or of any other right arising under this Agreement.

10.6 This Agreement, including all Work Orders and exhibits, constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes any previous oral or written communications, representations, understandings, discussions, or agreements with Avid. Any amendments or modification to this Agreement or waiver by Avid of any right hereunder shall be effective only if evidenced by a written instrument executed by the parties hereto.

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10.7    This Agreement shall be governed by and construed under the laws of the
        Commonwealth of Massachusetts without regard to its rules governing the conflict of laws that would cause the laws of any other jurisdiction to apply.

10.8 Consultant is an independent contractor, not an employee or agent of Avid. Consultant has no authority to represent or bind Avid in any way.


IN WITNESS WHEREOF, duly authorized representatives of the parties have executed this Agreement as of the day and year first above written.


AVID TECHNOLOGY, INC.                           CONSULTANT


By: /s/ Jeffrey Hastings                        /s/ Jay Anderson
    --------------------                        ----------------
Name: Jeffrey Hastings                          Name: Jay Anderson
Title: COO, M-Audio                             Date: July 25, 2005
Date: July 21, 2005


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                                    Exhibit A
                                    ---------

                          Employment and Directorships
                          ----------------------------


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                              Consulting Work Order


Consultant:  Jay Anderson

Scope of Work:
--------------

Mr. Anderson will perform services for Avid in the role of Integration Leader from the date of the closing of the Pinnacle acquisition through December 31, 2005. Mr. Anderson's responsibilities will include:

o  explaining historical policies and practices at Pinnacle and assisting
   Avid with the integration of such policies and practices;
o  assisting with employee retention and morale issues;
o serving as a communication channel and focal point for the Avid integration team; and
o  monitoring implementation of integration plans.


Specific Working Conditions
---------------------------
Standard Working Hours: 8:30a.m. to 5:00p.m., Monday through Friday, except for Avid recognized holidays.


Work Site Location:
-------------------
Avid Technology, Inc.
Avid Technology Park
One Park West
Tewksbury, MA  01876


Compensation:
-------------
While performing these Consultant services, Consultant will earn compensation on a monthly bases based on an annual rate of three hundred and thirty-six thousand dollars ($336,000.00). Consultant shall have the option to have such compensation (a) paid in monthly increments or (b) paid in a single lump-sum payment following termination of this Agreement.


Loaned Equipment:
-----------------
Mountain View, CA and San Francisco Bay Area


AVID TECHNOLOGY, INC.                       JAY ANDERSON


By:   /s/ Jeffrey Hastings                  /s/ Jay Anderson
      --------------------                  ----------------

Name: Jeffery Hastings                      Date: July 25, 2005
Title: COO M-Audio
Date: July 21, 2005



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